**AMENDMENT NO. 1**
**TO THE**
**STRATEGIC PARTNERHIP AGREEMENT**

**THIS AMENDMENT NO. 1 TO THE STRATEGIC PARTNERSHIP AGREEMENT** (this "**Amendment**") is made and entered into as of this 30 December 2020 by and between **APPTECH CORP.** a Wyoming Corporation with offices at 5876 Owens Ave. Suite 100, Carlsbad, Ca, 92008 (herein referred to as "AppTech"), and **SILVER ALERT SERVICES**, doing business as LifeLight Services (hereinafter "LifeLight")

**RECITALS**

**WHEREAS**, AppTech and LifeLight entered into a certain Strategic Partnership Agreement with an Effective Date of August 21, 2020 (the "**Agreement**") and a certain Purchase Option Agreement Effective Date of August 21, 2020 (the "**Option Agreement**";

**WHEREAS**, terms used but not otherwise defined herein shall have the meaning ascribed to such terms as defined in the Agreement;

**WHEREAS**, the parties desire to amend Section 1 and Section 4.2 within the Agreement as of 12-30-20;

**WHEREAS**, the parties desire to amend Section 2(a) of the Option Agreement as of 12-30-20.

**NOW, THEREFORE**, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. The following definition for "Loan Repayment Period" shall be added to Section 1 of the Agreement as follows:

"Loan Repayment Period" shall be defined as a period of time beginning on February 15, 2021 until such time that the full loan amount, which includes principal and interest, is paid in full.

2. The definition of "Product" as set forth in Section 1 of the Agreement shall be amended and replaced in its entirety with the following:

""Product" shall be defined as telehealth services such as remote patient monitoring and other related monitoring, solutions, goods and services."

3. The definition of "Successful Pilot Program" as set forth in Section 1 of the Agreement shall be amended and replaced in its entirety with the following:

""Successful Pilot Program" shall be defined as the device operates, provides all necessary information for sufficient monitoring and Medicare providing coverage for said monitoring for a period of no less than one month with placement of at least ten (10) devices in two facilities."

4. Section 4.2 of the Agreement shall be amended and replaced in its entirety with the following:

"*4.2 Loan Disbursements.*

(1) AppTech shall make payment(s) to LifeLight according to the following schedule:

a. Seventeen thousand five hundred dollars ($17,500) shall be distributed to LifeLight on December 11, 2020.
b. Seven thousand five hundred dollars ($7,500) shall be distributed to LifeLight, upon request, until February 15, 2021.
c. The balance of the loan shall be disbursed on an as needed basis for costs associated with the successful launch of the Product and after February 15, 2021
d. All Disbursements, with the exception of the two disbursements described in this Section 4.2 of this Agreement, from AppTech to LifeLight are contingent upon the successful completion of LifeLight's Pilot Program.
e. Upon successful completion of the Pilot Program, AppTech shall have 72 hours to provide any requested disbursement to LifeLight.

JF

f. All disbursements under this Agreement shall be disbursed before July 1, 2022."

5. A new section, Section 4.5, shall be added to the Agreement as follows:

"*4.5 Default.*

(1) The occurrence of any of the following events shall constitute a default by LifeLight of the terms of this Agreement and promissory note:
    a. LifeLight's failure to pay any amount due as principal or interest on the date required under this Agreement.
    b. LifeLight seeks an order of relief under the Federal Bankruptcy laws.
    c. A federal tax lien is filed against the assets of LifeLight.

(2) In the event of a default, AppTech shall provide LifeLight written notice of the default. LifeLight shall have 30 days from receipt of the written notice of default to cure said default. In the case of default due solely to LifeLight's failure to make timely payment as called for in this loan agreement, LifeLight may cure the default by either: (i) making full payment of any principal and accrued interest (including interest on these amounts) whose payment to AppTech is overdue under this Agreement.

6. The definition of "Option Exercise Period" as set forth in Section 1 of the Option Agreement shall be amended and replaced in its entirety with the following:

"**"Option Exercise Period"** means the period beginning on the date in which a certain option shares vest in accordance with the achievement of gross revenue benchmarks, as defined in this Purchase Option Agreement and ending 2 years from such date."

7. Section 2(a) of the Option Agreement shall be amended and replaced in its entirety with the following:

"(a) Grant of the Option. AppTech hereby grants LifeLight the exclusive right and option (the "Option") to purchase up to 4,500,000 (four million five hundred thousand) shares of AppTech Common Shares, exercisable at any time during the Option Exercise Period, pursuant to the terms and subject to the conditions of this Agreement. 1,000,000 (one million) shares are exercisable at a per share purchase price of $0.01 (one cent) and the remaining 3,500,000 (three million five hundred thousand) shares are exercisable at a per share purchase price of $0.25 (twenty-five cents). All shares shall vest when certain gross revenue benchmarks are achieved for the revenue generated from the Product as overviewed in the vesting schedule below."

| Number and Percentage Shares | Exercise Price Per Share | Gross Revenue Generated from the Product |
|---|---|---|
| 11.1%; Five Hundred Thousand (500,000) | $0.01 | $500,000 |
| 11.1%; Five Hundred Thousand (500,000) | $0.01 | $1,000,000 |
| 11.1%; Five Hundred Thousand (500,000) | $0.25 | $1,500,000 |
| 11.1%; Five Hundred Thousand (500,000) | $0.25 | $2,000,000 |
| 11.1%; Five Hundred Thousand (500,000) | $0.25 | $2,500,000 |
| 11.1%; Five Hundred Thousand (500,000) | $0.25 | $3,000,000 |
| 11.1%; Five Hundred Thousand (500,000) | $0.25 | $3,500,000 |
| 11.1%; Five Hundred Thousand (500,000) | $0.25 | $4,000,000 |
| 11.1%; Five Hundred Thousand (500,000) | $0.25 | $4,500,000 |

8. Except as modified hereby, the Agreement shall remain in full force and effect.

**[Signature Page to Follow]**

In witness whereof the Parties hereto have executed, sealed and delivered this Amendment in one or more counterparts on 12-30-20

**For and on behalf of:**

**AppTech Corp.**

Luke D'Angelo
Interim Chief Executive Officer

**For and on behalf of:**

**LifeLight**

John Feldman
Manager